CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement of EIP Investment Trust on Form N-1A (Investment Company Act of 1940 File No. 811-21940) of our report dated February 26, 2008, relating to the financial statements and financial highlights of EIP Investment Trust appearing in the Annual Report on Form N-CSR of EIP Investment Trust for the year ended December 31, 2007, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Portfolio Holdings Disclosure" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 29, 2008